Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145973 on Form F-3 of our reports dated May 22, 2009, relating to the financial statements of Empresas ICA, S.A.B. de C.V. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs regarding (1) the adoption of new financial reporting standards in 2008, (2) the nature and effect of differences between Mexican Financial Reporting Standards and accounting principles generally accepted in the United States of America, and (3) that our audits also comprehended the translation of Mexican peso amounts into U.S. dollar amounts in conformity with the basis stated in Note 2 to such consolidated financial statements), and the effectiveness of Empresas ICA, S.A.B. de C.V. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 20-F of Empresas ICA, S.A.B. de C.V. and subsidiaries for the year ended December 31, 2008.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
C.P.C. Arturo Vargas Arellano
Mexico City, Mexico
June 12, 2009